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                                                                   Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
General Magic, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-12667, 333-33329, and 333-45751) on Form S-8 of General Magic, Inc. of our
report dated January 23, 1998, except for note 12 which is as of March 6, 1998, relating to the consolidated balance sheets of General Magic, Inc. and subsidiary (a development stage enterprise) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period from May 1, 1990 (inception) to December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of General Magic, Inc.

/s/ KPMG Peat Marwick

Mountain View, California
April 28, 1998







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